EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-202348 on Form S-8 of Mylan N.V. and Registration Statement No. 333-202345 on Form S-3 of Mylan N.V., of our reports dated March 2, 2015 (June 11, 2015 as to Note 14), relating to the consolidated financial statements and consolidated financial statement schedule of Mylan Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Current Report on Form 8-K of Mylan N.V. dated June 11, 2015.

/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
June 11, 2015